Exhibit 99.1

January 6, 2010

Dear Huron Consulting Group Investors,

I am pleased to report that we recently closed the sale of our Strategy (Galt) group back to its three principals. This is not a significant transaction for Huron, but we wanted to make you aware of it. We consider it another accomplishment in our plan to focus Huron on its core businesses.

As you probably know, the Strategy group has been one of four practices in our Corporate Consulting segment, since we acquired them in 2006. In 2009, the Corporate Consulting segment in total represented approximately 12% of the Company’s revenues and the Strategy group represented less than half of the segment’s revenues. It is our belief that substantially all of the 40 employees that were in the Strategy group will accept offers with the new company, now known as Galt & Company, ensuring continuity for our clients.

While the Strategy group was a solid Huron business, it did not deliver the synergies for which we had hoped when we acquired the business. The sale of the Strategy group furthers our efforts to focus Huron on our core businesses and assures the least disruption to our clients who have on-going matters that were being handled by that practice.

I believe that you will agree with me, that this is a positive development from multiple standpoints.

Please feel free to contact me if you have any questions.

Sincerely,

Jim Rojas
CFO
Huron Consulting Group